NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 27, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 13, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of First Trust Heitman Global Prime Real Estate ETF into First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund became effective after the close on September 13, 2019. Shares of First Trust Heitman Global Prime Real Estate ETF wwere exchanged for shares of First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund with an equal aggregate net asset value. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on September 16, 2019.